Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-60516) pertaining to the Stifel, Nicolaus Profit Sharing 401(k) Plan, of our report dated June 28, 2010, on our audits of the statements of net assets available for benefits of Stifel, Nicolaus Profit Sharing 401(k) as of December 31, 2009 and 2008, and the related statements of changes in net assets available for benefits for the years ended December 31, 2009 and 2008, which report appears in the December 31, 2009, annual report on Form 11-K of Stifel, Nicolaus Profit Sharing 401(k) Plan.

/s/ BKD, LLP

St. Louis, Missouri

June 28, 2010